Exhibit 99
FULBRIGHT & JAWORSKI L.L.P.
A REGISTERED LIMITED LIABILITY PARTNERSHIP
FULBRIGHT TOWER
1302 MCKINNEY, SUITE 5100
HOUSTON, TEXAS 77010-3095
WWW.FULBRIGHT.COM

GERARD G. PECHT	DIRECT DIAL:	(713) 651-5243
PARTNER	TELEPHONE:	(713)651-5151
GPECHT@FULBRIGHT.COM	FACSIMILE:	(713) 651-5246

December 21, 2010

Via Electronic Mail mchoy@burr.com

Michael K.K. Choy
Burr Forman LLP
420 North 20th Street
Suite 3400
Birmingham, Alabama 35203

Re:           July 15, 2010 Letter

Dear Mr. Choy:

This is in further response to your letter of July 15, 2010 (the "July 15 Letter"), in which you requested on behalf of J. Mitchell Collins that the Board of Directors of Parkway Properties investigate the allegations described in the July 15 Letter, as well as the allegations in the Amended Complaint filed by Mr. Collins in J. Mitchell Collins v. Parkway Properties, Inc., Cause No. 251-10-000335, In the Circuit Court of Hinds County, Mississippi First Judicial District (the "Amended Complaint").  The July 15 Letter further requested that the Board "take immediate remedial action to publicly correct the aforementioned inaccuracies and incorrect financial information, as well as to compensate shareholders for lost share value."

As explained in my August 12, 2010 letter, on July 27, 2010, Parkway's Board of Directors designated the Audit Committee to review and evaluate the claims made in the July 15 Letter and Amended Complaint (the "Investigation").  The Audit Committee engaged Fulbright & Jaworski L.L.P. ("Fulbright") as outside legal counsel to assist with, and provide advice with respect to, the Investigation. Fulbright retained Navigant Consulting (PI) LLC to provide forensic accounting assistance in connection with the Investigation.

The scope of the Investigation encompassed the issues raised in the July 15 Letter and the Amended Complaint, as well as the issues raised by Mr. Collins: (i) in his prior complaint with the Occupational Safety and Health Administration; (ii) in the various written correspondence provided by Mr. Collins or his counsel during the Investigation; and (iii) during his meeting with the Audit Committee on November 19 and 20, 2010 (all such allegations collectively, the "Allegations").  Fulbright conducted an extensive search for documents relevant to the

Michael K.K. Choy
December 21, 2010

Allegations and reviewed thousands of pages of documents in connection with the Investigation.  Fulbright, Navigant, and members of the Audit Committee also conducted numerous interviews of persons knowledgeable about the issues raised by the Allegations and met in person with Mr. Collins on November 19 and 20, 2010.  The Audit Committee also met on numerous occasions throughout the Investigation, by telephone and in person, to discuss the Allegations and the progress and :findings of the Investigation.

The Audit Committee has now completed the Investigation.  After thoroughly investigating the Allegations in good faith and fully informing itself of all material facts relevant thereto, the Audit Committee has determined that it would not serve the interests of Parkway Properties or its shareholders for the Company to take any of the further actions requested in the July 15 Letter.

                      Very truly yours,

                      /s/ Gerard G. Pecht

                      Gerard G. Pecht
GGP/tl